EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Stable Third Quarter Earnings With Net Income of $2.1 Million, or $0.19 Per Diluted Share, Comparable to Second Quarter

HOUSTON, Oct. 22, 2008 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the results for the third quarter of 2008.

Third Quarter Highlights

 * Net income was $2.1 million for the third quarter of 2008 compared with $2.3 million for the second quarter of 2008 and $3.2 million for the third quarter in 2007.
 * Diluted earnings per share for third quarter of 2008 were $0.19 compared with $0.21 for the second quarter of 2008 and $0.29 for the third quarter of 2007.
 * Net nonperforming assets to total assets at September 30, 2008 increased to 1.72% compared with 0.54% at June 30, 2008 and 0.46%
   at December 31, 2007.
 * Total loans increased $30.5 million during the third quarter of
   2008, an annualized rate of 9.3%, to $1.34 billion, representing an 11.7% increase from December 31, 2007.
 * Total deposits increased to $1.27 billion at September 30, 2008, representing a 6.2% increase from December 31, 2007.
 * Impact of Hurricane Ike on Texas operations was minimal, with damage estimated below $100,000, and minor business interruption.

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "During the third quarter, our management team continued to execute according to our business plan and has delivered core financial results that reflect our solid business fundamentals and platform. We are pleased with our third quarter 2008 net earnings of $2.1 million achieved under a strenuous and volatile market and operating environment. The net earnings include the effect of an increase of $289,000 of provision for loan losses compared with second quarter of 2008 in light of concerns regarding the general economic conditions, and $200,000 in severance expenses incurred in an effort to improve our efficiency and profitability going forward. Our linked-quarter nonperforming assets between June 30, 2008 and September 30, 2008 increased $18.4 million, of which $16.0 million was related to the previously announced bankruptcy filing of one borrower in the Texas health care industry. Based on current information, including real estate appraisals, we do not anticipate any impairment loss as the collateral value exceeds the loan balance. The Company intends to actively manage the situation in an effort to avoid further deterioration of the credit. Our asset quality, excluding the one bankruptcy, remains stable in both Texas and California. Net charge-offs for the third quarter 2008 were $1.1 million or 0.08% of total loans of which $1.0 million was originated from Texas and $292,000 originated from California. As part of our strategic change, we have slowed down our loan growth during the third quarter of 2008 to an annualized rate of 9.3%, compared with our original double-digit budgeted growth rate. Our securities investment portfolio was stable during the third quarter of 2008 and we recognized an other-than-temporary impairment charge of $119,000. The Company remained well capitalized during the third quarter of 2008, as indicated by our capital ratios. Our goal is to maintain and further enhance our capital ratios through balance sheet control and earnings generation. Even with the current operating environment we are confident that we will continue to perform satisfactorily by focusing on earnings, credit quality and expense controls."

Interest income and expense

Net interest income before the provision for loan losses for the three months ended September 30, 2008 was $13.8 million, down approximately $839,000 or 5.7% compared with $14.7 million for the same period in 2007. Net interest income before the provision for loan losses for the nine months ended September 30, 2008 was $42.3 million, down approximately $228,000 or 0.5% compared with $42.5 million for the same period in 2007. The decrease in net interest income for both the three and nine months ended September 30, 2008 was due primarily to lower loan yields partially offset by increased loan volume. Interest rate cuts by the Federal Reserve of 2.75% since September 30, 2007 resulted in a decrease in yields and costs for the three and nine months ended September 30, 2008 compared with the same period in 2007.

The net interest margin for the three months ended September 30, 2008 was 3.70%, down from 4.46% for the same period in 2007. For the three months ended September 30, 2008 compared with the same period in 2007, the yield on average earning assets decreased 173 basis points, and the cost of average earning assets decreased 97 basis points. The net interest margin for the nine months ended September 30, 2008 was 3.92%, down from 4.51% for the same period in 2007. For the nine months ended September 30, 2008 compared with the same period in 2007, the yield on average earning assets decreased 124 basis points, and the cost of average earning assets decreased 65 basis points.

Interest income for the three months ended September 30, 2008 was $23.9 million, down approximately $2.8 million or 10.5% compared with $26.7 million for the same period in 2007. Although loan volume increased, interest income for the three months ended September 30, 2008 declined as the result of lower loan yields. Average earning assets grew 14.1% during the third quarter of 2008 compared with the same period in 2007. Average total loans increased 19.0% to $1.33 billion in the third quarter of 2008 compared with $1.11 billion for the third quarter of 2007. The yield on average earning assets for the third quarter of 2008 was 6.39% compared with 8.12% for the third quarter of 2007.

Interest income for the nine months ended September 30, 2008 was $73.6 million, down approximately $2.4 million or 3.2% compared with $76.0 million for the same period in 2007. Average earning assets grew 14.3% during the nine months ended September 30, 2008 compared with the same period in 2007. Average total loans increased 24.4% to $1.28 billion during the nine months ended September 30, 2008 compared with $1.03 billion for the same period of 2007. The yield on average earning assets for the nine months ended September 30, 2008 was 6.83% compared with 8.07% for the same period of 2007.

Interest expense for the three months ended September 30, 2008 was $10.1 million, down approximately $1.9 million or 16.2% compared with $12.0 million for the same period in 2007, primarily due to lower cost of funds. Average interest-bearing deposits were $1.03 billion for the third quarter of 2008 compared with $1.01 billion for the third quarter of 2007, an increase of 2.3%. The cost of interest-bearing deposits for the third quarter of 2008 was 3.31% compared with 4.48% for the third quarter of 2007. Average other borrowings were $154.7 million for the third quarter of 2008 compared with $13.5 million for the third quarter of 2007. Average other borrowings increased as a lower cost alternative to deposits. The cost of other borrowings for the third quarter of 2008 was 2.50% compared with 4.82% for the third quarter of 2007.

Interest expense for the nine months ended September 30, 2008 was $31.3 million, down approximately $2.2 million or 6.5% compared with $33.5 million for the same period in 2007. Average interest-bearing deposits were $1.00 billion for the nine months ended September 30, 2008 compared with $947.5 million for the same period of 2007, an increase of 6.1%. The cost of interest-bearing deposits for the nine months ended September 30, 2008 was 3.59% compared with 4.40% for the same period of 2007. Average other borrowings were $139.5 million for the nine months ended September 30, 2008 compared with $20.6 million for the same period of 2007. The cost of other borrowings for the nine months ended September 30, 2008 was 2.63% compared with 4.89% for the same period of 2007.

Noninterest income and expense

Noninterest income for the three months ended September 30, 2008 was $2.0 million, down $166,000 or 7.6% compared with the same period in 2007. Noninterest income for the nine months ended September 30, 2008 was $6.5 million, up $676,000 or 11.5% compared with the same period in 2007. The decrease for the three months ended September 30, 2008 was primarily due to a decrease in service fees and a net loss on securities transactions as a result of the AMF Ultra Short Mortgage Fund (the "Fund") redemption in kind transaction that occurred in July 2008. The increase for the nine months ended September 30, 2008 was primarily due to an increase in the cash value of bank owned life insurance, which is a component of other noninterest income, and an increase in letter of credit commissions and fees, partially offset by a decrease in service fees.

Noninterest expense for the three months ended September 30, 2008 and 2007 was $10.7 million. Decreases in salaries and employee benefit expenses, further described below, were offset by increases in other noninterest expense and an other-than-temporary impairment charge of $119,000 pre-tax realized on various securities that were acquired as a part of the Fund redemption in kind transaction. Noninterest expense for the nine months ended September 30, 2008 was $33.5 million, up approximately $1.7 million or 5.1% compared with $31.8 million for the same period in 2007. The increase for the nine months ended September 30, 2008 was primarily the result of the $1.5 million other-than-temporary impairment charge on the Fund realized in the second quarter of 2008, which was partially offset by the $161,000 net gain on sale of other real estate.

Salaries and benefits expense for the three months ended September 30, 2008 was $6.2 million, a decrease of $358,000 compared with $6.6 million for the same period in 2007 primarily due to a decrease in the number of employees and bonus accrual, partially offset by an increase in severance expenses and employee health care benefits. Salaries and benefits expense for the nine months ended September 30, 2008 was $18.7 million, an increase of $62,000 compared with $18.6 million for the same period in 2007 primarily due to an increase in severance expenses and stock-based compensation expense partially offset by a decrease in the number of employees and bonus accrual.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

                             As of and for the three months ended
                        ----------------------------------------------
                         Sept. 30,   June 30,    Dec. 31,   Sept. 30,
                           2008        2008        2007        2007
                        ----------  ----------  ----------  ----------
                                     (dollars in thousands)
 Allowance for Loan Losses
 -------------------------
 Balance at beginning
  of quarter            $   15,520  $   14,588  $   12,865  $   12,661
 Provision for loan
  losses for quarter         1,754       1,465       1,372       1,168
 Net charge-offs for
  quarter                   (1,136)       (533)     (1,112)       (964)
                        ----------  ----------  ----------  ----------
 Balance at end of
  quarter               $   16,138  $   15,520  $   13,125  $   12,865
                        ==========  =========   ==========  ==========

 Total loans            $1,342,062  $1,311,565  $1,201,911  $1,133,587

 Allowance for loan
  losses to total loans       1.20%       1.18%       1.09%       1.13%
 Net charge-offs to
  total loans                 0.08%       0.04%       0.09%       0.09%

The provision for loan losses for the three months ended September 30, 2008 was $1.8 million, an increase of $586,000 compared with $1.2 million for the same period in 2007. The increase was primarily due to loan growth and general concerns regarding the downturn in the economy. The allowance for loan losses as a percent of total loans was 1.20% at September 30, 2008, up compared with 1.13% at September 30, 2007 and 1.09% at December 31, 2007.

Net charge-offs for the three months ended September 30, 2008 were $1.1 million or 0.08% of total loans compared with net charge-offs of $964,000 for the three months ended September 30, 2007. The charge-offs primarily consisted of $1.0 million in loans from Texas and $292,000 in loans from California. The largest charge-off was approximately $826,000 related to a wholesale food business loan in Texas.

Asset Quality

The following table summarizes nonperforming assets as of the dates indicated:

                                     As of      As of       As of
                                   Sept. 30,   June 30,    Dec. 31,
                                     2008        2008        2007
                                   --------    --------    --------
                                         (dollars in thousands)
 Nonperforming Assets
 --------------------
 Nonaccrual loans                  $ 24,534    $  7,696    $  6,336
 Accruing loans 90 days or
  more past due                       1,248         801       1,284
 Other real estate ("ORE")            3,315       2,230       1,474
                                   --------    --------    --------
     Total nonperforming assets      29,097      10,727       9,094

 Less nonperforming loans
  guaranteed by the SBA,
  Ex-Im Bank, or the OCCGF           (1,665)     (2,255)     (2,309)
                                   --------    --------    --------
     Net nonperforming assets      $ 27,432    $  8,472    $  6,785
                                   ========    ========    ========

 Net nonperforming assets to
  total assets                         1.72%       0.54%       0.46%

Total nonperforming assets increased $20.0 million to $29.1 million at September 30, 2008 compared with $9.1 million at December 31, 2007. On a linked-quarter basis, total nonperforming assets increased $18.4 million from $10.7 million at June 30, 2008, primarily due to the $16.0 million loan associated with the previously announced bankruptcy filing of a commercial borrower being placed on nonaccrual status. The remaining $2.4 million consists of $3.4 million in residential construction loans in Texas which were moved to nonaccrual status, partially offset by $1.1 million in net charge-offs.

On a linked-quarter basis, other real estate increased by approximately $1.1 million compared with June 30, 2008. The increase was the result of the foreclosure of two loans in Texas secured by a $700,000 commercial property and $385,000 in residential properties.

At September 30, 2008, total nonperforming assets consisted of $24.5 million in nonaccrual loans, $1.2 million in accruing loans that were 90 days or more past due, and $3.3 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at September 30, 2008, were $27.4 million compared with $6.8 million at December 31, 2007. Approximately $19.3 million of the nonaccrual loans are collateralized by real estate, which represented 78.5% of total nonaccrual loans at September 30, 2008. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

Management conference call. On Thursday, October 23, 2008, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the third quarter 2008 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of September 30, 2008, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; (7) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; and (8) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2007 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

                          MetroCorp Bancshares, Inc.
                    (In thousands, except share amounts)
                                (Unaudited)

                                          September 30,   December 31,
                                              2008            2007
                                          -------------   ------------
 Consolidated Balance Sheets
 ---------------------------
               Assets

 Cash and due from banks                   $    27,528    $    28,889
 Federal funds sold and other
  investments                                   23,127         17,381
                                           -----------    -----------
    Total cash and cash equivalents             50,655         46,270
 Securities available-for-sale,
  at fair value                                105,607        137,749
 Other investments                              29,550          6,886
 Loans, net of allowance for loan
  losses of $16,138 and $13,125
  respectively                               1,325,924      1,188,786
 Accrued interest receivable                     5,724          6,462
 Premises and equipment, net                     7,841          8,795
 Goodwill                                       21,827         21,827
 Core deposit intangibles                          568            756
 Customers' liability on acceptances             6,134          5,967
 Foreclosed assets, net                          3,315          1,474
 Cash value of bank owned life
  insurance                                     26,745         25,737
 Other assets                                   10,599          8,997
                                           -----------    -----------
    Total assets                           $ 1,594,489    $ 1,459,706
                                           ===========    ===========

  Liabilities and Shareholders' Equity
 Deposits:

  Noninterest-bearing                      $   207,769    $   209,223
  Interest-bearing                           1,057,469        981,820
                                           -----------    -----------
    Total deposits                           1,265,238      1,191,043
 Junior subordinated debentures                 36,083         36,083
 Subordinated debentures and other
  borrowings                                   154,187         99,796
 Accrued interest payable                        1,355          1,727
 Acceptances outstanding                         6,134          5,967
 Other liabilities                               8,070          7,680
                                           -----------    -----------
    Total liabilities                        1,471,067      1,342,296
 Commitments and contingencies                      --             --
 Shareholders' equity:
  Common stock, $1.00 par value,
  50,000,000 shares authorized;
  10,994,965 shares issued and
  10,878,287 shares and 10,825,837
  shares outstanding at September 30,
  2008 and December 31, 2007 respectively       10,995         10,995
  Additional paid-in-capital                    27,918         27,386
  Retained earnings                             87,489         82,211
  Accumulated other comprehensive loss          (1,433)          (786)
  Treasury stock, at cost                       (1,547)        (2,396)
                                           -----------    -----------
    Total shareholders' equity                 123,422        117,410
                                           -----------    -----------
    Total liabilities and shareholders'
     equity                                $ 1,594,489    $ 1,459,706
                                           ===========    ===========

 Nonperforming Assets and Asset
 Quality Ratios
 --------------
 Nonaccrual loans                          $    24,534    $     6,336
 Accruing loans 90 days or more
  past due                                       1,248          1,284
 Other real estate ("ORE")                       3,315          1,474
                                           -----------    -----------
 Total nonperforming assets                     29,097          9,094
 Less nonperforming loans guaranteed
  by the SBA, Ex-Im Bank, or the OCCGF          (1,665)        (2,309)
                                           -----------    -----------
 Net nonperforming assets                  $    27,432    $     6,785
                                           ===========    ===========

 Net nonperforming assets to
  total assets                                    1.72%         0.46%
 Net nonperforming assets to total
  loans and ORE                                   2.04%         0.56%
 Allowance for loan losses to
  total loans                                     1.20%         1.09%
 Allowance for loan losses to net
  nonperforming loans                            66.92%       247.13%
 Total loans to total deposits                  106.07%       100.91%

                     MetroCorp Bancshares, Inc.
             (In thousands, except per share amounts)
                            (Unaudited)

                        For the three months    For the nine months
                         ended September 30      ended September 30
                       ----------------------  ----------------------
                           2008        2007        2008        2007
                       ----------  ----------  ----------  ----------
 Average Balance
 Sheet Data
 ---------------
 Total assets          $1,577,864  $1,397,456  $1,532,787  $1,337,002
 Securities               111,927     165,187     123,677     173,539
 Total loans            1,325,350   1,113,551   1,277,701   1,027,092
 Allowance for
  loan losses             (16,083)    (12,949)    (15,031)    (12,365)
 Net loans              1,309,267   1,100,602   1,262,670   1,014,727
 Total interest-
  earning assets        1,486,490   1,303,137   1,439,339   1,258,907
 Total deposits         1,245,301   1,214,051   1,215,849   1,151,257
 Other borrowings
  and junior
  subordinated debt       190,772      49,588     175,613      56,684
 Total shareholders'
  equity                  123,759     114,572     121,883     111,487

 Income Statement Data
 ---------------------
 Interest income:
  Loans                $   22,295  $   24,583  $   68,715  $   68,112
  Securities:
   Taxable                  1,207       1,708       3,855       5,340
   Tax-exempt                  47          73         184         234
  Federal funds sold
   and other short-
   term investments           345         322         810       2,278
                       ----------  ----------  ----------  ----------
    Total interest
     income                23,894      26,686      73,564      75,964
 Interest expense:
  Time deposits             6,240       8,335      20,671      24,098
  Demand and savings
   deposits                 2,341       3,054       6,308       7,082
  Other borrowings          1,493         638       4,301       2,272
                       ----------  ----------  ----------  ----------
    Total interest
     expense               10,074      12,027      31,280      33,452
 Net interest income       13,820      14,659      42,284      42,512
 Provision for loan
  losses                    1,754       1,168       4,803       1,773
                       ----------  ----------  ----------  ----------
 Net interest income
  after provision
  for loan losses          12,066      13,491      37,481      40,739
 Noninterest income:
  Service fees              1,241       1,379       3,690       3,857
  Other loan-related
   fees                       174         183         538         511
  Letters of credit
  commissions and fees        264         230         826         637
  (Loss) gain on
   securities trans-
   actions, net               (57)         --          91          --
  Gain on sale of
   loans, net                  43          21         288         272
  Other noninterest
   income                     367         385       1,106         586
                       ----------  ----------  ----------  ----------
    Total noninterest
     income                 2,032       2,198       6,539       5,863
 Noninterest expense:
  Salaries and
   employee benefits        6,236       6,594      18,653      18,591
  Occupancy and
   equipment                2,091       2,090       6,032       6,102
  Foreclosed assets,
   net                        120          39        (212)        (51)
  Impairment write-
   down on securities         119          --       1,659          --
  Other noninterest
   expense                  2,151       2,007       7,346       7,199
                       ----------  ----------  ----------  ----------
    Total noninterest
     expense               10,717      10,730      33,478      31,841
 Income before
  provision for
  income taxes              3,381       4,959      10,542      14,761
 Provision for
  income taxes              1,305       1,751       3,963       5,390
                       ----------  ----------  ----------  ----------
 Net income            $    2,076  $    3,208  $    6,579  $    9,371
                       ==========  ==========  ==========  ==========

 Per Share Data
 --------------
 Earnings per
  share - basic        $     0.19  $     0.29  $     0.61  $     0.86
 Earnings per
  share - diluted            0.19        0.29        0.60        0.84
 Weighted average
  shares outstanding:
  Basic                    10,842      10,962      10,824      10,959
  Diluted                  10,911      11,132      10,899      11,161
  Dividends per
   common share        $     0.04  $     0.04  $     0.12  $     0.12

 Performance Ratio
 Data
 ----
 Return on average
  assets                     0.52%      0.91%      0.57%      0.94%
 Return on average
  shareholders'
  equity                     6.67%     11.11%      7.21%     11.24%
 Net interest margin         3.70%      4.46%      3.92%      4.51%
 Efficiency
  ratio (1)                 67.61%     63.65%     68.57%     65.82%
 Equity to assets
  (average)                  7.84%      8.20%      7.95%      8.34%

 (1) Calculated by dividing total noninterest expense, excluding loan loss provisions and impairment write-down on securities, by net interest income plus noninterest income.

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876